Exhibit 99.1

Socket Mobile Contact:	Socket Mobile Contact:	Investor Relations Contact:
David Dunlap	Krista Rogers	Todd Kehrli or Jim Byers
Chief Financial Officer	Marketing Communications Specialist	MKR Group, Inc.
(510) 933-3035	(510) 933-3051	(323) 468-2300
dave@socketmobile.com	krista@socketmobile.com	sckt@mkr-group.com

Socket Mobile Reports 2009 Q4 and Annual Results

NEWARK, Calif., - February 18, 2010 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity solutions, today reported financial results for the 2009 fourth quarter and year ended December 31, 2009.

Revenue for the 2009 full year totaled $17.1 million, compared to record revenue of $26.6 million for 2008. Net loss for 2009 was $2.8 million, or a loss of $0.78 per share, compared to a net loss for 2008 of $2.8 million, or a loss of $0.86 per share. The portion of the net loss attributable to stock option expensing in 2009 was $715,000, or $0.20 per share, compared to $715,000, or $0.22 per share, in 2008.

Revenue for the fourth quarter of 2009 was $3.6 million, compared to revenue of $4.9 million in the same quarter a year ago. Net loss for the fourth quarter was $1.2 million, or a loss of $0.31 per share, compared to a net loss of $1.6 million, or a loss of $0.49 per share, in the fourth quarter of 2008. The portion of the net loss attributable to stock option expensing in the fourth quarter of 2009 was $192,000, or $0.05 per share, compared to $149,000, or $0.05 per share, in the fourth quarter of 2008.

Kevin Mills, president and chief executive officer, commented, "Our lower total revenue in 2009 directly reflects lower business spending for mobility product deployments during an economic recession combined with the impact of a transition in our OEM business to newer technology. Despite a depressed market environment, sales of our mobile computers in 2009 grew 32%, to $6.2 million, representing 36% of our total revenue for the year and doubling cumulative sales to over 25,000 units since the SoMo product line was introduced in 2007.

Data collection product revenues declined 39% from $9.2 million in 2008 to $5.6 million in 2009, reflecting an overall slowdown in the deployment and upgrading of business mobility solutions. Our OEM business declined 64% from $9.3 million in 2008 to $3.3 million in 2009. Last time buys of Bluetooth modules that were discontinued in 2008 increased 2008 OEM sales to a record $9.3 million, and the absence of these Bluetooth products in 2009 accounted for much of the decline in 2009 OEM revenues.

"In response to the recessionary environment and revenue declines that we saw during the year, we reduced our operating expenses by 31% in 2009, while remaining on track with our key development programs. We closely managed our working capital, completed an equity financing with net proceeds of $0.9 million last May, and sold our legacy serial products business for a net gain of $450,000 in September 2009. Currently, we are finalizing the renewal and extension of our working capital bank line to March 2011. Our cash balance at year-end was $1.9 million, an increase of $1.2 million over the previous year end.

"As a result of our investment in new products in 2009, we have introduced a new 2D cordless hand scanner and new laser-based entry level bar code scanners, further expanding our family of data collection products. We have transitioned our OEM Wireless LAN products to incorporate the latest 802.11 a/b/g chips. We have also enhanced the capabilities of our handheld computers and expanded our computer accessories to broaden their use. Most important, we continue to work closely with our mobility application partners, particularly those serving our primary markets of health care and hospitality. Activity in our sales pipeline for all of our products has strengthened since the middle of 2009. Consequently, we believe we are well positioned as macro business economic conditions improve," Mills concluded.

Conference Call
Management of Socket will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 309372#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com. From the home page, select "About Socket"/"Investor Relations"/ and "Conference Calls and Events."

About Socket Mobile, Inc.
With more than 15 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Forward Looking Statements
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements regarding new mobile computer, data collection and OEM products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and SoMo are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2010 Socket Mobile, Inc. All rights reserved.

--Financial tables to follow--

Socket Mobile, Inc. Condensed Summary Statements of Operations (Amounts in thousands except per share amounts)
	Year ended Dec 31,		Three Months ended Dec 31,
	2009	2008	(Unaudited) 2009	(Unaudited) 2008
Revenue	$ 17,127	$ 26,557	$ 3,638	$ 4,876
Cost of revenue	9,753	14,167	2,270	2,807
Gross profit	7,374	12,390	1,368	2,069
Gross profit percent	43%	47%	38%	43%
Research and development	2,850	4,496	683	1,063
Sales and marketing	5,168	7,777	1,237	1,896
General and administrative	2,236	2,674	541	636
Amortization of intangible technology	77	127	15	31
Total operating expenses	10,331	15,074	2,476	3,626
Gain on sale of assets	450	---	---	---
Interest expense, net	(225)	(49)	(40)	(12)
Deferred tax expense	(32)	(32)	(8)	(8)
Net loss	$ (2,764)	$ (2,765)	$ (1,156)	$ (1,577)
Basic and diluted net loss per share applicable to common stockholders	$ (0.78)	$ (0.86)	$ (0.31)	$ (0.49)
Weighted average shares outstanding: Basic and Fully Diluted	3,562	3,219	3,788	3,230

Socket Mobile, Inc. Condensed Summary Balance Sheets (Amounts in Thousands)
	December 31,
	2009	2008
Cash	$ 1,940	$ 757
Accounts receivable	1,660	3,335
Inventories	2,044	3,930
Other current assets	415	387
Property and equipment, net	787	977
Goodwill	9,798	9,798
Intangible technology	270	347
Other assets	200	226
Total Assets	$ 17,114	$ 19,757

Accounts payable and accrued liabilities	$ 3,709	$ 4,288
Bank line of credit	1,002	1,006
Deferred income on shipments to distributors	918	2,002
Deferred service revenue	587	432
Other liabilities	385	354
Common stock	56,194	54,592
Accumulated deficit	(45,681)	(42,917)
Total Liabilities and Equity	$ 17,114	$ 19,757

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